UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         HMG/COURTLAND PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                         HMG/COURTLAND PROPERTIES, INC.
                            2701 South Bayshore Drive
                          Coconut Grove, Florida 33133

                         ------------------------------

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 1997
                         ------------------------------


                                                                 May 23, 1997
TO THE SHAREHOLDERS:

         The annual meeting of shareholders of HMG/Courtland Properties, Inc. (the "Company") will be held at 10:30 A.M., on June 27, 1997 at the Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida for the following purposes:

          1.   To elect a Board of Directors;

          2. To act upon the approval of a new advisory agreement between the Company and HMG Advisory Corp.; and

          3. To transact such other business as may properly come before the meeting.

         The record date for determining shareholders entitled to notice of and to vote at the annual meeting is May 16, 1997.

         Enclosed is a copy of the Company's Annual Report for the fiscal year ended December 31, 1996.

         It is important, whether or not you plan to attend the meeting in person, that you fill in, sign and date the accompanying proxy and return it promptly in the postage prepaid envelope which is enclosed for your convenience. The signing and mailing of the proxy will not affect your right to vote your shares in person if you attend the meeting and desire to do so.

                                         By Order of the Board of Directors

                                            Lawrence I. Rothstein
                                            Secretary

                                 PROXY STATEMENT

                                       of

                         HMG/COURTLAND PROPERTIES, INC.


         The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of shareholders and is being mailed with this Proxy Statement to all shareholders on May 23, 1997. If a proxy card is properly signed and is not revoked by the shareholder, the shares of common stock of the Company (the "Shares") represented thereby will be voted at the meeting in accordance with the instructions, if any, of the shareholder. If no instructions are given, they will be voted for the election of Directors nominated by the Board of Directors and for approval of the new advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Advisor"). Any shareholder may revoke his proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

         Holders of Shares of record at the close of business on May 16, 1997 are entitled to notice of and to vote at the meeting. On that date, there were 1,166,835 Shares outstanding. Each Share is entitled to one vote on all business of the meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the meeting.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. As of May 16, 1997, Transco Realty Trust ("Transco"), 2701 South Bayshore Drive, Coconut Grove, Florida 33133, was the beneficial owner of 477,300 Shares, or 41% of the outstanding Shares. As of May 16, 1997, Maurice A. Halperin and Barry S. Halperin, 2500 N. Military Trail, Suite 225, Boca Raton, Florida 33431-6342, were the beneficial owners of 133,500 Shares, or 11% of the outstanding Shares. Beneficial ownership is based on sole voting and investment power.

         The Company has been advised by its officers and nominees for directors, and their affiliated shareholders, Transco and Courtland Group, Inc. ("CGI"), that they intend to vote for the election of each of the nominees and for the approval of the Advisory Agreement. Such shareholders own in the aggregate 568,230 shares, or 49% of the outstanding Shares. As a result, each of the nominees is expected to be elected as a director and the Advisory Agreement is expected to be approved. As noted below, certain directors of the Company are affiliated with principal shareholders of the Company and are principal shareholders, directors and officers of the Advisor. See "Election of Directors" below for information concerning holders who may be deemed to own beneficially more than 5% of the outstanding shares.

                              ELECTION OF DIRECTORS

         The entire Board of Directors will be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders and until the election and qualification of their successors. In the event any nominee should not continue to be available for election, proxies may be voted for the election of a substitute nominee or the Board of Directors may elect to reduce the number of Directors. The Board of Directors has no reason to anticipate that any nominee will not be available for election. All of the nominees have been elected previously by the shareholders.

         An affirmative vote by the holders of a majority of the Shares present in person or by proxy at the Annual Meeting of Shareholders is required for the election of each Director.

         Set forth in the table below is certain information about each current Director, each nom inee for Director and the Shares held by all Directors and executive officers as a group. Messrs. Lee Gray and Norman A. Fieber have not been nominated for reelection as directors and the Board of Directors has fixed the number of Directors at five. For further information regarding the decision of the Board of Directors not to nominate Messrs. Gray and Fieber for reelection as Directors of the Company, see "Certain Relationships and Related Transactions
- Inquiry Relating to HMG-Fieber Associates and HMG-Fieber Wallingford Associates" below.

                                                                   Shares Held as of May 16, 1997(1)


                          Principal Occupation or         Shares Owned       Additional Shares in
Name, Age, Year           Employment During the           by the             which the Nominee
First Became a            Past Five Years Other than      Nominee or         has, or Participates
Director or Officer       with the Company and            Members of         in, the Voting or         Total Shares and
of the Company            Other Information               His Family         Investment Power(2)       Percent of Class
------------------------- ------------------------------  -----------------  ------------------------  --------------------
Maurice Wiener            Chairman of the Board and           35,100(4)             541,830(3)            576,930(3),(4)
 55-1974                  Chief Executive Officer of                                                           49%
 Chairman of              the Advisor; Executive
 the Board of             Trustee, Transco Realty
 Directors, President     Trust; Director, T.G.I.F.
 and Chief Executive      Texas, Inc.; Trustee,
 Officer                  Heitman Real Estate
                          Securities Fund


                                       -2-



                          Principal Occupation or         Shares Owned       Additional Shares in
Name, Age, Year           Employment During the           by the             which the Nominee
First Became a            Past Five Years Other than      Nominee or         has, or Participates
Director or Officer       with the Company and            Members of         in, the Voting or         Total Shares and
of the Company            Other Information               His Family         Investment Power(2)       Percent of Class
------------------------- ------------------------------  -----------------  ------------------------  --------------------
Walter G. Arader          President, Arader, Herzig           12,800(4)                 0                   12,800(4)
 77-1977                  and Associates, Inc.                                                                  1%
 Director                 (financial and management
                          consultants); Director, The
                          Pep Boys - Manny, Moe
                          & Jack; Director, Unitel
                          Video, Inc.; Former
                          Secretary of Commerce,
                          Commonwealth of
                          Pennsylvania
John B. Bailey            Real estate consultant;             7,100(4)                  0                    7,100(4)
 70-1971                  Retired CEO, Landauer                                                                 *
 Director                 Associates, Inc. (real
                          estate consultants)
                          (1977-1988)
Harvey Comita             President and Director of           5,000(4)                  0                    5,000(4)
 67-1992                  Pan-Optics, Inc. (1971-                                                               *
 Director                 1991); Director of Mediq,
                          Incorporated (1981-1991);
                          Trustee, Transco Realty
                          Trust
Gustav S. Eyssell         Real estate consultant;             6,400(4)                54,530                60,930(4)
 95-1971                  Director of the Advisor                                                               5%
 Director
Lee Gray                  President and Director,             58,000(4)                 0                     58,000
 67-1974                  Chartcraft, Inc.; Director,                                                           5%
 Director                 LCS Industries, Inc.
Norman A. Fieber          Principal in The Fieber             5,700(4)                  0                     5,700
 67-1985                  Group; Principal, HMG-                                                                *
                          Fieber Associates;
                          Partner, Stonegate
                          Development Group
All 10 Directors and                                         155,100(4)             541,830(3)              696,930(4)
Executive Officers as                                                                                          60%
a Group
---------------------------

*        Less than one percent


(1) Unless otherwise indicated, beneficial ownership is based on sole voting and investment power with respect to the Shares.

(2) Shares listed in this column represent Shares held by entities with which the Directors or officers are associated. The Directors, officers and members of their families have no ownership rights in the Shares listed in this column. See note 3 below.

(3) This number includes the number of Shares held by Transco (477,300 Shares), CGI (54,530 shares) and T.G.I.F. Texas, Inc. ("TGIF") (10,000 shares). Of those Shares owned by Transco, 24,350 have been pledged to a brokerage firm pursuant to a margin agreement. Several of the Directors of the Company are directors, trustees, officers or shareholders of certain of those firms.

     Mr. Wiener is the executive trustee of Transco and holds 24%of its stock. Mr. Wiener is also director and officer of CGI which owns 21% of Transco's stock. Mr. Wiener is Chairman of the Board, Chief Executive Officer and a 40% shareholder and Mr. Eyssell is a director and 14% shareholder of CGI. Mr. Wiener is a director and 18% shareholder of TGIF. Mr. Wiener is the cousin of Bernard Lerner, Vice President of the Company and Vice President of the Advisor.

     For information concerning relationships of certain directors and officers of the Company to the Advisor, see "Approval of Advisory Agreement."

     As a result of these relationships, the persons named above may be deemed to share investment power and voting power of Shares held by each firm with which they are associated in conjunction with a number of other persons, including in several cases persons who are neither directors nor officers of the Company.

(4) This number includes options granted under the 1990 Stock Option Plan, none of which have been exercised. These options have been granted to Mr. Wiener, 30,000; Mr. Gray, 25,000; 5,000 each to Mr. Arader, Mr. Bailey, Mr. Eyssell, Mr. Fieber and Mr. Comita; and a total of 25,000 to three officers who are not directors. Reference is made to "Compensation of Directors and Executive Officers and Other Transactions" for further information about the 1990 Stock Option Plan.


Meetings of the Board of Directors

         The Board of Directors held three meetings during 1996. During this period all of the Directors of the Company attended at least 75% of the total number of meetings of the Board and any Committee of which they were a member.

Committees of the Board of Directors

         The Board of Directors has an Audit Committee and a Stock Option Committee. The Company does not have a Compensation Committee or a Nominating Committee.

         Messrs. Fieber and Gray served as members of the Audit Committee during 1996. The primary responsibilities of the Audit Committee are to review the annual financial statements of the Company and to examine and consider such other matters in relation to the internal and external audit of the Company's accounts and in relation to the financial affairs of the Company and its accounts as the Committee may, in its discretion, determine to be desirable. The Audit Committee met three times during 1996.

         Messrs. Gray and Fieber were removed as a members of the Audit Committee effective April 2, 1996. Messrs. Comita and Arader were appointed to the Audit Committee by the Board of Directors effective April 2, 1996. See "Certain Transactions" for further information regarding the removal of Messrs. Gray and Fieber from the Audit Committee

         Messrs. Arader and Bailey serve as members of the Stock Option Committee. The Committee is authorized to grant options to officers and key employees of the Company. The Stock Option Committee met once during 1996.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Executive officers receive no cash compensation from the Company in their capacity as executive officers. Executive officers are eligible to receive stock options pursuant to the 1990 Stock Option Plan. During 1996, no options were granted to executive officers.

         Compensation of Directors. Each Director receives an annual fee of $5,000, plus expenses and $500 for each meeting attended of the Board of Directors.

         Grant of Options. During 1996, the Stock Option Committee, under the 1990 Stock Option Plan, did not grant any options.

                                          December 31, 1996 Option Values

                                                Number of Securities                   Value of Unexercised
                                               Underlying Unexercised               In-the-Money Options as of
                                           Options as of December 31, 1996            December 31, 1996 (1)
                Name                          Exercisable/Unexercisable             Exercisable/Unexercisable
------------------------------------- ----------------------------------------- ----------------------------------
           Maurice Wiener                             30,000/0                                 $0/0
       Chief Executive Officer

(1) This value is based on the December 31, 1996 closing price for the Company's Shares on the American Stock Exchange of $4 11/16, or $4.6875, per Share.

         Expiration of Options. Pursuant to the terms of the 1990 Stock Option Plan, the options granted to Mr. Lee Gray (25,000) and Mr. Norman A. Fieber (5,000) will expire upon completion of their terms as Directors at the Company's 1997 annual meeting of shareholders.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of change in beneficial ownership of the Company's Shares. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all executive officers and directors of the Company complied with the
Section 16(a) filing requirements for the fiscal year ended December 31, 1996, except that Mr. Arader, a director of the Company, reported one transaction late in a Form 5 filing.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion describes the organizational structure of the Company's subsidiaries and affiliates.

         Transco Realty Trust ("Transco").
         Transco is a publicly-held 41% shareholder of the Company. Mr. Wiener is the executive trustee and a 24% shareholder of Transco. Mr. Gray is a former trustee and treasurer and a 24% shareholder of Transco.

         Courtland Group, Inc. ("CGI").
         Mr. Wiener is Chairman of the Board, Chief Executive Officer and 40% shareholder of CGI, which owns 21% of Transco's stock and approximately 4% of the Company's common stock. Mr. Gray is a former officer and director and an approximately 40% shareholder of CGI. Mr. Eyssell is a director and approximately 14% shareholder of CGI.

         Courtland Investments, Inc. ("CII")
         The Company owns a 95% non-voting interest in CII. The other 5% (which represents 100% of the voting stock) is owned by Masscap Investment Company, Inc. ("MICI"), a wholly-owned subsidiary of Transco.

         HMG-Fieber Associates ("Fieber").
         The Company owns a 65% interest in Fieber, the other 35% of which is owned by NAF Associates, a Connecticut general partnership. The partners in NAF include the following related parties who hold the indicated partnership interests in NAF: Mr. Fieber, a director of the Company (33.62%); James A. Fieber, Mr. Fieber's son (1.08%); Stanley S. Fieber, M.D., Mr. Fieber's brother (7.59%); and Martine Avenue Associates ("Martine"), a New York general partnership in which Mr.

         Gray, an officer and director the Company, and Mr. Gray's sister are the partners (13.02%).

         HMG Advisory Corp. (the "Advisor").
         Mr. Wiener is Chairman of the Board and Chief Executive Officer of the Advisor. Mr. Rothstein is President, Treasurer, Secretary and a director of the Advisor. Mr. Eyssell is a director of the Advisor. The Advisor will be majority owned by Messrs. Wiener and Eyssell with the remaining shares owned by certain officers of the Company.

The following discussion describes all material transactions, receivables and payables involving related parties. All of the transactions below were on terms as favorable to the Company as comparable transactions with unaffiliated third parties.

Transco - South Bayshore Associates ("SBA").
         SBA is a joint venture in which Transco and the Company hold interests of 25% and 75%, respectively. The major asset of SBA is a demand note from Transco, bearing interest at the prime rate, with an outstanding balance of approximately $433,000 in principal and interest as of April 30, 1997 compared to balances of $425,000 and $420,000 as of December 31, 1996 and 1995, respectively. Beginning in the first quarter of 1992, Transco started paying a minimum of $5,000 per quarter on account of the note.

         The Company holds a demand note (which is eliminated in consolidation) from SBA bearing interest at the prime rate plus 1% with an outstanding balance as of April 30, 1997 of approximately $896,000, in principal and accrued interest, and outstanding balances as of December 31, 1996 and 1995 of approximately $877,000 and $848,000, respectively, in principal and accrued interest. No payments were made in 1995 and 1996, and accrued and unpaid interest was not capitalized.

Transco - HMG Investment Corp.
         The Company has advances and debentures receivable from HMG Investment Corp., a wholly-owned subsidiary of Transco, which amount to approximately $236,000 and $318,000, bearing interest at 8% and at the prime rate plus 2%, respectively, and which are due on demand. As of January 2, 1990, the Company began recognizing interest income on these notes as payments are received. No payments were received in 1995 and 1996 and accrued and unpaid interest is not being capitalized.

Courtland Group, Inc. ("CGI").
         CGI currently handles the day-to-day operations of the Company pursuant to an advisory agreement, the term of which expires December 31, 1997 and which is not being renewed. As of April 30, 1997, the Company owed $486,000 to CGI, compared to $417,000 due from CGI as of December 31, 1996 and 194,000 owed to CGI as of December 31, 1995. Such sums bear interest at the prime rate plus 1% and are due on demand. For further information about the remuneration paid to CGI by the Company, and about the approval of the Advisory Agreement with HMG Advisory Corp., see "Approval of Advisory Agreement" below.

Courtland Investments, Inc. ("CII") - T.G.I.F. Texas, Inc. ("TGIF")
         CII has investments in companies whose primary purpose is to make equity investments in growth-oriented enterprises. CII owns approximately 49% of the outstanding shares of TGIF, a publicly-held Texas corporation engaged in the business of net leasing properties in the southeastern and southwestern United States. Mr. Wiener is a director and officer of TGIF and owns, directly and indirectly, approximately 18% of the outstanding common stock of TGIF. In the fourth quarter of 1996, TGIF purchased 10,000 Shares of the Company at $5 per share, which was the market value at the time.

         As of April 30, 1997, CII owed TGIF of $2,419,000, including accrued interest, as compared to $2,455,000 and $579,000 as of December 31, 1996 and December 31, 1995, respectively. These loans are due on demand and bear interest at the prime rate plus 1%. Interest is payable annually in January. CII expects to repay these loans with proceeds from distributions from its investments.

CII - Jack Baker 5th Avenue, Inc. ("Jack Baker").
         In 1992, CII and certain directors and officers of the Company acquired a 27% interest in Jack Baker and its affiliates. In 1993, that 27% interest was increased to 85% in which CII has a 59% interest and certain directors and officers of the Company have a 41% interest. Jack Baker was a manufacturers' representative which discontinued operations in 1996. CII's investments in and loans to Jack Baker, with a net carrying value of approximately $46,000, including accrued and unpaid interest, were written off as of December 31, 1996.

HMG-Fieber Wallingford Associates ("Wallingford").
         In April of 1986, James Fieber, Trustee, acting for The Fieber Group, purchased from the Company a two-thirds interest in a retail property located in Wallingford, Connecticut leased to Grossman's, Inc. for $233,000 based on the appraised value of the retail property, less existing indebtedness. Subsequently, on July 1, 1986, the Company purchased from Transco its 8 1/3 % interest in the Wallingford property and concurrently entered into an agreement with The Fieber Group creating the joint venture titled HMG-Fieber Wallingford Associates ("Wallingford"), owned two-thirds by James A. Fieber, Trustee, acting for The Fieber Group, and one-third by the Company. Partners in The Fieber Group included the following related parties: Norman A. Fieber, a director of the Company; James Fieber (Norman A. Fieber's son); and Martine Avenue Associates ("Martine"), a New York general partnership in which Mr. Gray, an officer and director of the Company, and Mr. Gray's sisters are the partners and which holds a 20% interest in The Fieber Group.

HMG-Fieber Associates ("Fieber").
         On June 30, 1986, the Company purchased from Transco its 25% interest in certain retail properties located in Connecticut, Maine, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island and Vermont and owned by South Bayshore Associates, a joint venture owned 75% by the Company and 25% by Transco. These properties were leased to Grossman's, Inc. a chain of home improvement stores, under net leases, most of which provided for minimum and percentage rent payments. The purchase price paid the Company was $1,500,000 plus the assumption of liabilities of $660,355. Concurrently, the Company sold to NAF Associates, a Connecticut general partnership ("NAF"), a 35% interest in the Grossman's stores for a price of approximately $2,100,000 plus the assumption of liabilities of $924,497, and entered into an agreement with NAF creating the joint venture titled HMG-Fieber Associates ("Fieber"). The purchase price of Transco's 25% interest and of NAF's 35% interest were based on the appraised value of the Grossman's stores, less existing indebtedness. The partners in NAF include the following related parties who hold the indicated partnership interests in NAF: Mr. Fieber, a director of the Company (33.62%); James A. Fieber, Mr. Fieber's son (1.08%); Stanley S. Fieber, M.D., Mr. Fieber's brother (7.59%); and Martine, in which Mr. Gray, an officer and director the Company, and Mr. Gray's sister are the partners (13.02%).

         Fieber currently owns 13 retail stores which are leased to Grossman's, Inc., a chain of home improvements stores, under net leases, most of which provide for minimum and percentage rental payments. As of December 31, 1996, the percentage of leases expiring in 1997, 1998, 1999 and after 1999 was 33%, 20%, 47% and 0%, respectively. Approximately half of these leases contain renewal options of at least five years. In 1995, Fieber sold three stores recognizing a total gain to the venture of approximately $810,000. In 1996, Fieber sold five stores recognizing a total gain to the venture of approximately $2,567,000. As of April 30, 1997, Fieber has sold two stores recognizing a total gain to the venture of $1,008,000.

Inquiry Relating to HMG-Fieber Wallingford Associates and HMG-Fieber Associates.
         On November 15, 1996, the Board of Directors appointed a Special Committee of the Board to review Mr. Gray's failure to disclose his interest, through Martine, in NAF, the Company's 35% joint venture partner in Fieber, as well as Mr. Norman A. Fieber's failure to disclose Mr. Gray's interest in NAF. Mr. Gray's interest in NAF first came to the attention of the Company in October of 1996. During the course of the inquiry, it was discovered that Mr. Gray also had an interest in The Fieber Group, the Company's 66 2/3% joint venture partner in Wallingford, which venture operated from 1986 to 1992, and that James A. Fieber, Mr. Fieber's son, and Stanley Fieber, Mr. Fieber's brother, were also partners in NAF.

         As a result of the inquiry, it was determined that in 1986, Mr. Gray, through Martine, acquired a 13.02% interest in NAF and a 20% interest in The Fieber Group, but did not then or at any time since disclose those interests to the Board of Directors of the Company. Mr. Fieber, a partner in both NAF and The Fieber Group, also failed to disclose Mr. Gray's interests in NAF and The Fieber Group.

         A special meeting of the Board of Directors was held on March 21, 1997, at which the Board considered the report of the Special Committee. Based on the Special Committee's report and in consultation with counsel, the Board concluded that Mr. Gray breached his fiduciary duty to the Company and to CGI by failing to disclose his interest in NAF and Wallingford, and that Mr. Fieber breached his fiduciary duty to the Company and assisted Mr. Gray by failing to disclose Mr. Gray's interest in NAF and Wallingford. Based on information available to the Company to date, it appears that, through December 31, 1996, Mr. Gray derived a benefit of approximately $936,926 from Fieber and approximately $193,670 from Wallingford.

         The  Board   requested  the  resignation  of  Mr.  Gray  as  President,
Treasurer, Director and as a member of the Audit Committee; requested the resignation of Mr. Fieber as a Director and member of the Audit Committee; and requested that the Board of Directors of CGI consider requesting the resignation of Mr. Gray as President, Treasurer and a director of CGI.

         Lee Gray has been removed as President and Treasurer of the Company and as a member of the Audit Committee and as President and a director of CGI. Mr. Gray has refused to resign as a Director of the Company. Norman A. Fieber has been removed as a member of the Audit Committee of the Company and has refused to resign as a Director of the Company. The Board has determined that Mr. Gray and Mr. Fieber will not be renominated for election as directors of the Company at the 1997 Annual Meeting of Shareholders.

         The Board also authorized, and the Company has made, the following claims: against Mr. Gray, Martine, NAF and Mr. Fieber for the total amount of the benefit received by Martine and Mr. Gray from NAF, in the approximate amount of $936,926; against Mr. Gray, Martine, Mr. Fieber and James Fieber, Trustee, for the total amount of the benefit received by Martine and Mr. Gray from Wallingford, in the approximate amount of $193,670; and against Mr. Gray, Martine, NAF, Mr. Fieber and James Fieber, Trustee, for reimbursement of all expenses incurred by the Company in investigating and pursuing this matter to resolution. The Board also directed that Mr. Gray, Martine, Mr. Fieber and NAF surrender to the Company the entire interest in NAF held by Martine.


                         APPROVAL OF ADVISORY AGREEMENT

         The New Advisory Agreement. At the 1996 annual meeting of shareholders, the advisory agreement between the Company and Courtland Group, Inc. ("CGI") was renewed for a one year term expiring on December 31, 1997. On April 4, 1997, the Board of Directors approved a new advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Advisor") for a term commencing following the expiration of the current advisory agreement with CGI. Under the terms of the Advisory Agreement, it must be approved by the holders of a majority of the Shares. If the holders of a majority of the Shares approve the Advisory Agreement, the Advisory Agreement will be effective during the term commencing on January 1, 1998 through December 31, 1998.

         The following description of the Advisory Agreement contains a summary of its material terms.

         General Provisions. The Advisory Agreement is not assignable without the consent of the unaffiliated Directors of the Company and the Advisor. The Advisory Agreement provides that officers, directors, employees and agents of the Advisor or of its affiliates may serve as Directors, officers or agents of the Company.

         Duties of Advisor. The Advisor in performing its duties under the Advisory Agreement is at all times subject to the supervision of the Directors of the Company and has only such authority as the Directors delegate to it as their agent. The Advisor counsels and presents to the Company investments consistent with the objectives of the Company and performs such research and investigation as the Directors may request in connection with the policy decisions as to the type and nature of investments to be made by the Company. Such functions include evaluation of the desirability of acquisition, retention and disposition of specific Company assets. The Advisor also is responsible for the day-to-day investment operations of the Company and conducts relations with mortgage loan brokers, originators and servicers, and determines whether investments offered to the Company meet the requirements of the Company. The Advisor provides executive and administrative personnel, office space and services required in rendering such services to the Company. To the extent required to perform its duties under the Agreement, the Advisor may deposit into and disburse from bank accounts opened in its own name any money on behalf of the Company under such terms and conditions as the Company may approve.

         Allocation of Expenses. Under the Advisory Agreement, the Advisor pays: all salary and employment expenses of its own personnel and of the officers and employees of the Company who are affiliates of the Advisor; all of the administrative, rent and other office expenses (except those relating to a separate office, if any, maintained by the Company) relating to its services as Advisor; and travel (to the extent not paid by any party other than the Company or the Advisor) and advertising expenses incurred in seeking investments for the Company.

         The Company is required to pay all expenses of the Company not assumed by the Advisor, including, without limitation, the following: (a) the cost of borrowed money; (b) taxes on income, real property and all other taxes applicable to the Company; (c) legal, accounting, underwriting, brokerage, transfer agent's, registrar's, indenture trustee's, listing, registration and other fees, printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's securities; (d) fees and expenses of advisors and independent contractors, consultants, managers and other agents employed directly by the Company; (e) expenses connected with the acquisition, disposition or ownership of mortgages or real property or other investment assets, including, to the extent not paid by any party other than the Company or the Advisor, but not limited to, costs of foreclosure, costs of appraisal, legal fees and other expenses for professional services, maintenance, repairs and improvement of property, and brokerage and sales commissions, and expenses of maintaining and managing real property equity interests; (f) the expenses of organizing or terminating the Company; (g) all insurance costs (including the cost of Directors' liability insurance) incurred in connection with the protection of the Company's property as required by the Directors; (h) expenses connected with payment of dividends or interest or distributions in cash or any other form made or caused to be made by the Directors to holders of securities of the Company, including a dividend reinvestment plan, if any; (i) all expenses connected with communications to holders of securities of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing checks, certificates for securities and proxy solicitation materials and reports to holders of the Company's securities; (j) to the extent not paid by borrowers from the Company, the expenses of administering, processing and servicing mortgage, development, construction and other loans; (k) the cost of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Company; (l) general legal, accounting and auditing fees and expenses; (m) salaries and other employment expenses of the personnel employed by the Company who are not affiliates of the Advisor, fees and expenses incurred by the Directors, officers and employees in attending Directors' meetings, and fees and travel and other expenses incurred by the Directors and officers and employees of the Company who are not affiliates of the Advisor.

         Expenses relating to the grant of options to all officers and employees of the Company under a plan approved by the shareholders of the Company are borne by the Company.

         Remuneration of the Advisor. For services rendered under the current advisory agreement, CGI is entitled to receive as regular compensation a monthly fee equal to the sum of (a) $72,917 (equivalent to $875,000 per year) and (b) 20% of the amount of any unrefunded commitment fees received by the Company with respect to mortgage loans and other commitments which the Company was not required to fund and which expired within the next preceding calendar month. In 1994, 1995 and 1996, CGI's annual regular compensation amounted to $875,000, $875,000 and $875,000, respectively.

         Under the Advisory Agreement, the Advisor will receive as regular compensation a monthly fee equal to the sum of (a) $55,000 (equivalent to $660,000 per year) and (b) 20% of the amount of any unrefunded commitment fees received by the Company with respect to mortgage loans and other commitments which the Company was not required to fund and which expired within the next preceding calendar month.

         The Advisory Agreement also provides that the Advisor shall receive incentive compensation for each fiscal year of the Company equal to the sum of
(a) 10% of the realized capital gains (net of accumulated net realized capital losses) and extraordinary non-recurring items of income of the Company for such year, and (b) 10% of the amount, if any, by which Net Profits of the Company exceed 8% per annum of the Average Net Worth of the Company. "Net Profits" is defined as the gross earned income of the Company for such period (exclusive of gains and losses from the disposition of assets), minus all expenses other than non-cash charges for depreciation, depletion and amortization and the incentive compensation payable to the Advisor, and minus all amounts expended for mortgage amortization on long-term mortgage indebtedness, excluding extraordinary and balloon payments. "Average Net Worth" is defined as the average of the amount in the shareholders' equity accounts on the books of the Company, plus the accumulated non-cash reserves for depreciation, depletion and amortization shown on the books of the Company, determined at the close of the last day of each month for the computation period.

         If and to the extent that the Company requests the Advisor, or any of its directors, officers, or employees, to render services for the Company, other than those required to be rendered by the Advisor under the Agreement, such additional services are to be compensated separately on terms to be agreed upon between such party and the Company from time to time, which terms must be fair and reasonable and at least as favorable to the Company as similar arrangements for comparable transactions of which the Company is aware with organizations unaffiliated with the Advisor. CGI received fees of $30,000 and $44,000, in 1996 and 1995, respectively, for managing certain of the Company's affiliates.

         Set forth below is the aggregate compensation paid to CGI during the two fiscal years ended December 31, 1996:

        Form of Compensation                             Amount
                                                  1995           1996
        Regular compensation ................   $875,000       $875,000
        20% of Unrefunded Commitment Fees....        -0-           $-0-
        Incentive ...........................   $188,000       $191,746
        Management Fees .....................    $44,000        $30,000
                 Total ...................... $1,107,000     $1,096,746


         Brokerage Fees Paid the Advisor. Under the Advisory Agreement, the Advisor and its affiliates are prohibited from receiving from the Company any brokerage or similar fees for the placement of mortgages or other investments with the Company. However, the Advisor and its affiliates can receive normal brokerage commissions from borrowers in connection with transactions involving the Company, provided that such commissions are fully disclosed to all Directors of the Company and the Directors approve of the transaction and that such commissions (which to the extent paid by the borrower and retained by the Advisor or its affiliates may reduce the yield to the Company) are fair and reasonable and in accord with the prevailing rates in the locality in which the transaction is consummated for the type of transaction involved. The Advisor and its affiliates may, subject to the same terms and conditions, receive normal brokerage commissions from sellers, buyers, lessees and other parties with whom the Company engages in transactions.

Management of the Advisor

         Set forth below are the names, offices with the Advisor and principal occupations of the current executive officers and directors of the Advisor.

         Names and Offices
         with the Advisor                                     Principal Occupation

Maurice Wiener.......................................See "Election of Directors."
         Chairman of the Board of
         Directors and Chief
         Executive Officer
Lawrence I. Rothstein................................Senior Vice President, Treasurer and Secretary of
         President, Treasurer, Secretary             the Company; Vice President, Treasurer, Secretary
         and Director                                and a Trustee of Transco.
Gustav S. Eyssell....................................See "Election of Directors."
         Director
Bernard Lerner.......................................Vice President of the Company.
         Vice President
Carlos Camarotti.....................................Vice President and Assistant Secretary of the
         Vice President-Finance and                  Company.
         Assistant Secretary

         The Directors recommend that the shareholders approve the Agreement. An affirmative vote by the holders of a majority of the Shares present in person or by proxy at the Annual Meeting of Shareholders is required for approval of the Agreement.


                             INDEPENDENT ACCOUNTANTS

                  The  Company  has  engaged  BDO  Seidman,   LLP  ("BDO"),  its
independent accountant for the fiscal year ended December 31, 1996, as its independent accountant for the fiscal year ending December 31, 1997.

                  Representatives of BDO are not expected to be present at the meeting.

                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by Directors, officers and employees of the Company personally, by telephone or by telegraph.


                                 OTHER BUSINESS

         The Board of Directors is not aware of any business other than those items referred to above to be presented for action at the meeting. However, should any other matters requiring a vote of the shareholders arise, the agents named in the accompanying proxy will vote in accordance with their own best judgment.

         In order for proposals of shareholders to be considered for inclusion in the proxy materials for presentation at the 1998 annual meeting of shareholders, such proposals must be received by the Company no later than January 23, 1998.

                             ----------------------


         A copy of the Annual Report on Form 10-KSB for the year ended December 31, 1996, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, may be obtained by shareholders without charge upon written request to: Secretary, HMG/Courtland Properties, Inc., 2701 South Bayshore Drive, Coconut Grove, Florida 33133.

                             ----------------------


             YOU CAN SAVE YOUR COMPANY ADDITIONAL EXPENSE BY SIGNING
                AND RETURNING YOUR PROXY AS PROMPTLY AS POSSIBLE

                         HMG/COURTLAND PROPERTIES, INC.
                                     Proxy
                 Solicited on Behalf of the Board of Directors

     The undersigned shareholder of HMG/COURTLAND PROPERTIES, INC. ("Company") hereby appoints MAURICE WIENER as attorney and proxy to vote as designated on the reverse all shares of Common Stock which the undersigned is entitles to vote at the Annual Meeting of Shareholders of the Company to be held at Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida on Friday, June 27, 1997 at 10:30 a.m. and at any adjournment or adjournments thereof.


                  (Continued and to be signed on reverse side)



1. Election of Directors.                      2. Proposal to approve the
                                               Advisory Agreement between the
Nominees: M. Wiener, W. Arader, J. Bailey,     Company and HMG Advisory Corp.
 H. Comita, G. Eyssell.                        FOR [ ]
                                               AGAINST [ ]
FOR [ ]                                        ABSTAIN [ ]
WITHHELD [ ]
For, except vote withheld from the following
nominee(s): _____________________________       3. In their discretion, upon
                                                such other matters as may
                                                properly come before the meeting
                                                or any adjournment thereof, all
                                                in accordance with the Company's
                                                Proxy Statement, receipt of
                                                which is hereby acknowledged.

This proxy when properly executed will be voted in accordance with the above instructions. In the absence of such specifications this proxy will be voted FOR Proposals 1 and 2.


                 PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN
                             THE ENCLOSED ENVELOPE.


SIGNATURE(S)___________________________________________ DATE __________
(Please sign exactly as your name appears hereon. Persons signing as executors, trustees, guardians, etc., please so indicate when signing.)